UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
160 Second Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, Including Zip Code)
(617) 492-5554
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Gallahue, the Company’s former Chief Financial Officer, in connection with his termination of employment with the Company. As reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on April 13, 2007, Mr. Gallahue’s employment with the Company was terminated effective April 11, 2007 per his voluntary resignation. The Separation Agreement took effect on June 26, 2007, being the day after the expiration of a seven-day revocation period after the execution by Mr. Gallahue on June 18, 2007.
Pursuant to the terms of the Separation Agreement, in exchange for Mr. Gallahue’s promises set forth therein, the Company agreed to pay to Mr. Gallahue a payment in the amount of $100,000, less taxes and applicable withholdings. Mr. Gallahue also will receive the Severance Package set forth in his Employment Agreement with the Company, dated July 1, 2005, as amended. Additionally, the Company agreed to accelerate certain unvested stock options and extend the exercise date of such accelerated options, as well as the vested options.
Pursuant to the Separation Agreement, in exchange for the severance payments and other benefits provided therein, Mr. Gallahue agreed to release all claims against the Company and any affiliates and agreed to refrain from certain conduct.
The above description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits. The following exhibit is furnished pursuant to Items 1.01:

10.1	Separation Agreement and General Release between Molecular Insight Pharmaceuticals, Inc. and Robert Gallahue, dated June 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 29th day of June, 2007.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
By:	/s/ David S. Barlow
	Name:	David S. Barlow
	Title:	Chairman and Chief Executive Officer

Exhibit Index to Current Report on Form 8-K

Exhibit
Number	Description

10.1	Separation Agreement and General Release between Molecular Insight Pharmaceuticals, Inc. and Robert Gallahue, dated June 18, 2007.